Exhibit 10.1

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of November 6, 2019 (this “Amendment”), by and between comScore, Inc., a Delaware corporation (the “Company”), and each of the investors listed on the signature pages attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS, the Company and the Buyers have entered into, among others, that certain Securities Purchase Agreement, dated as of January 16, 2018 (the “Securities Purchase Agreement”) and (ii) that certain Registration Rights Agreement, dated as of January 16, 2018, as amended (the “Registration Rights Agreement”);

WHEREAS, pursuant to the Securities Purchase Agreement: (i) on January 16, 2018 the Company issued to each Buyer a Senior Secured Convertible Note in the aggregate principal amount set forth opposite such Buyer’s name in column 3(a) of the Schedule of Buyers attached to the Securities Purchase Agreement (as amended prior to the date hereof, the “Initial Notes”) and (ii) on May 17, 2018 the Company issued to each Buyer a Senior Secured Convertible Note (as amended prior to the date hereof, the “Additional Notes” and together with the Initial Notes, the “Notes”) in the aggregate principal amount set forth opposite such Buyer’s name in column 3(b) of the Schedule of Buyers attached to the Securities Purchase Agreement;

WHEREAS, Section 16 of the Notes provides that written consent of the Required Holders (as defined therein) shall be required for any change or amendment to the Notes; and

WHEREAS, Section 10 of the Registration Rights Agreement provides that written consent of the Required Holders (as defined therein) shall be required for any change or amendment to the Registration Rights Agreement;

WHEREAS, in compliance with Section 16 of the Notes and Section 10 of the Registration Rights Agreement, the Company and the Buyers, which together represent the Required Holders (as defined in each of the Notes and the Registration Rights Agreement), desire to amend each of the Notes and the Registration Rights Agreement as set forth herein, which amendments shall be binding on the holders of all Notes as of the execution and delivery of this Amendment by the Company and the Buyers (such time, the “Effective Time”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

1.

Definitions. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Notes or the Registration Rights Agreement, as applicable.

2.

Qualifying Change of Control. In the event the Company considers a Qualifying Change of Control (as defined in the Notes after giving effect to this Amendment), the Company shall offer the Lead Investor or any of its Affiliates to sign a confidentiality agreement in a form and substance that is reasonably acceptable to such parties and consistent with other parties signing a confidentiality agreement in connection with the due diligence of a Qualifying Change of Control, in order to enable the Lead Investor and/or any of its Affiliates to conduct due diligence with respect to such Qualifying Change of Control.

3.	Amendments.

a.	Section 5 of the Notes is hereby amended by adding the following Section 5(c) immediately following Section 5(b):

“(c)     Qualifying Change of Control Redemption Right. Notwithstanding any Holder’s right to require a Change of Control Redemption, delivery of any Change of Control Redemption Notice or anything else to the contrary in the Notes, contemporaneously with, or within three (3) Business Days subsequent to, the consummation of a Qualifying Change of Control, the Company may redeem this Note in full in cash at a price equal to the sum of (i) the aggregate outstanding Principal amount of this Note as of the Qualifying Early Redemption Date (as defined in Section 10(a)), (ii) Interest accrued on such Principal amount as of the Qualifying Early Redemption Date, (iii) any other amounts owed pursuant to the terms of this Note, including, without limitation, any Late Charges, as of the Qualifying Early Redemption Date and (iv) 20% (the “Qualifying Early Redemption Premium”) of the aggregate outstanding Principal amount of this Note as of the Qualifying Early Redemption Date (for the avoidance of doubt, the Qualifying Early Redemption Premium shall only be applied to the aggregate outstanding Principal amount of this Note as of the Qualifying Early Redemption Date) (the “Qualifying Early Redemption Price”). If the Company elects to redeem this Note in connection with a Qualifying Change of Control, the Company shall (i) be deemed by virtue of public announcement of such Qualifying Change of Control to have delivered an irrevocable notice thereof to the Holder (a “Qualifying Early Redemption Notice”) unless the Company has provided earlier or contemporaneous written notice to the Holder that the Company does not elect to redeem this Note in connection with such Qualifying Change of Control and (ii) simultaneously take the same action with respect to all Other Notes and Additional Notes then outstanding. Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 10 and shall have priority to payments to stockholders in connection with a Qualifying Change of Control. To the extent redemptions required by this Section 5(c) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Qualifying Early Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock of comScore, Inc. pursuant to Section 3 (for the avoidance of doubt, in the event any portion of this Note remains outstanding more than two (2) Business Days after the consummation of a Qualifying Change of Control, Section 5(a) shall apply and the Holder shall, among other things, be entitled to convert this Note into the capital stock of the Successor Entity in accordance with Section 5(a)). Any such converted Conversion Amount shall reduce the Conversion Amount subject to redemption under this Section 5(c) by an equivalent amount. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Upon the Company’s request and at the Company’s sole cost and expense, the Holder agrees to provide a customary payoff letter, in form and substance reasonably satisfactory to the Company and the Holder, confirming the payoff of all obligations under this Note and the release of all liens securing such obligations, which confirmations shall be contingent on the Holder’s receipt of the payment in full of the applicable Qualifying Early Redemption Price, and which payoff and release shall occur automatically upon such payment without further action by the Holder.”

b.	Section 10(a) of the Notes is hereby amended by adding the following sentence immediately following the second sentence thereof:

“If the Company has delivered a Qualifying Early Redemption Notice to the Holders in accordance with Section 5(c), the Company shall deliver the applicable Qualifying Early Redemption Price to the Holders concurrently with the consummation of such Qualifying Change of Control (such date, the “Qualifying Early Redemption Date”).”

c.	Section 15(c)(i) of the Notes is hereby amended and restated in its entirety, as follows:

“(i)    not less than $40,000,000 from and after the Initial Closing Date to and excluding the earlier to occur of (x) the consummation of the Rights Offering (as defined in the Securities Purchase Agreement) and (y) the Maturity Date (such earlier date, the “Cash Measuring Date”); provided, however, that, upon execution of the Qualifying Change of Control Documentation, such amount shall be reduced on a dollar for dollar basis for each dollar of Cash Interest paid to the Holder and the holders of the Other Notes and the Additional Notes from and after the execution of the Qualifying Change of Control Documentation until the consummation of the applicable Qualifying Change of Control or the termination of the related Qualifying Change of Control Documentation in accordance with its terms; provided, further, that in no event will such amount be reduced pursuant to the immediately preceding proviso by more than $20,000,000; provided, further, that in the event that:

(x) such Qualifying Change of Control is consummated and the Holder does not receive the payment in full of the applicable Qualifying Early Redemption Price within two (2) Business Days of consummation of such Qualifying Change of Control, then on and after such consummation; or

(y) such Qualifying Change of Control is terminated in accordance with the terms of the related Qualifying Change of Control Documentation (other than in a circumstance constituting a Superior Proposal Termination (as defined below)), then on and after the shorter of (I) the ninetieth (90th) day after such termination and (II) the first date after such termination when the Company consummates a financing that enables it to maintain on deposit cash and/or cash equivalents (as defined in GAAP) in an aggregate amount equal to $40,000,000, in each such case, such amount shall be restored to $40,000,000;”

d.	Section 31 of the Notes is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:

““Qualifying Change of Control” means a Change of Control pursuant to Qualifying Change of Control Documentation.”

““Qualifying Change of Control Documentation” means definitive documentation (as the same may be amended in accordance with its terms) providing for a Change of Control transaction, which documentation is initially entered into no later than August 5, 2020; provided that if such documentation is terminated in accordance with its terms and in connection with such termination the Company enters into definitive documentation providing for a different Change of Control transaction (a “Superior Proposal Termination”), such subsequent documentation shall be deemed to constitute Qualifying Change of Control Documentation.”

e.	Section 31 of the Notes is hereby amended to amend and restate the following definitions in their entirety, as follows:

““Redemption Dates” means, collectively, the Event of Default Redemption Dates, the Change of Control Redemption Dates, the Company Optional Redemption Dates and the Qualifying Early Redemption Date, each of the foregoing, individually, a Redemption Date.”

““Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Optional Redemption Notices and the Qualifying Early Redemption Notice, each of the foregoing, individually, a Redemption Notice.”

““Redemption Prices” means, collectively, the Event of Default Redemption Prices, the Change of Control Redemption Prices, the Company Optional Redemption Prices and the Qualifying Early Redemption Price, each of the foregoing, individually, a Redemption Price.”

f.	Section 3(r) of the Registration Rights Agreement is amended to read in its entirety as follows:

“(r) Notwithstanding anything to the contrary set forth in this Agreement or in the Notes:

(i) From the Effective Date until the earlier of (x) August 5, 2020 and (y) the expiration of the Initial Grace Period (as defined below), the Company shall have no obligation to disclose material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required. Investors shall notify the Company whenever the Investors desire to effect the first sale pursuant to the Registration Statement that is then on file and declared effective by the SEC (such notice, the “Initial Resale Notice”), and agree not to engage in any activity relating to or in preparation for such sale until 11:59 p.m., New York time, on the tenth (10th) Trading Day immediately following the delivery of the Initial Resale Notice to the Company (such ten (10) Trading Day period, the “Initial Grace Period” and such tenth (10th) Trading Day, the “Initial Grace Period End Date”). For all purposes of this Agreement, the Initial Grace Period shall count as one (1) Allowable Grace Period (as defined below). The provisions of Sections 3(f) and 3(g) hereof shall not be applicable until the earlier of August 5, 2020 and the Initial Grace Period End Date, subject to Section 3(r)(ii). For the avoidance of doubt, the foregoing sentences in this Section 3(r)(i) shall not constitute a waiver of any Equity Conditions Failure under the Notes. Notwithstanding any provision to the contrary herein or in the Notes, any applicable grace period that would otherwise then be in effect herein or in the Notes before giving rise to a remedy for the failure to disclose such information as is necessary for sales to be made pursuant to such Registration Statement, shall be deemed terminated automatically on the Initial Grace Period End Date and such grace period shall cease to be an impediment to the exercise of any such remedy.

(ii) From and after the earlier of (x) August 5, 2020 and (y) the expiration of the Initial Grace Period, the Company may delay the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Grace Period”); provided, that the Company shall promptly (i) notify the Investors in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material, non-public information to the Investors) and the date on which the Grace Period will begin, and (ii) notify the Investors in writing of the date on which the Grace Period will end; and, provided further, that no Grace Period shall exceed ten (10) consecutive Trading Days and during any three hundred sixty five (365) day period such Grace Periods shall not exceed an aggregate of thirty (30) Trading Days, which thirty (30) Trading Days include the Initial Grace Period, and the first day of any Grace Period must be at least five (5) Trading Days after the last day of any prior Grace Period (which, for the avoidance of doubt, may be the Initial Grace Period) (each an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Investors receive the notice referred to in clause (i) and shall end on and include the later of the date the Investors receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(g) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(f) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary in this Agreement, in any other Transaction Document or in any other agreement between the Company, on the one side, and any of the Investors or any of its Affiliates, on the other side, (i) the Company shall use commercially reasonable efforts to cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in accordance with the terms of the Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale, prior to the Investor’s receipt of the notice of an Allowable Grace Period and for which the Investor has not yet settled and (ii) no notice of an Allowable Grace Period shall be confidential or restrict the Investors from trading in the Company’s securities (other than the inability to trade pursuant to the applicable Registration Statement that is subject to suspension as a result of notice relating to the applicable Allowable Grace Period).”

4.	Registration. The Company hereby agrees and acknowledges that it shall undertake any necessary action in order to give effect to this Amendment.

5.

Effectiveness. This Amendment shall become effective as of the Effective Time. Upon effectiveness of this Amendment, this Amendment shall be considered one and the same “instrument” for purposes of Section 16 of the Notes and shall amend the Notes as provided herein.

6.

Ratifications. Except as otherwise expressly provided herein, the Notes, the Registration Rights Agreement, the Security Documents and each other Transaction Document, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Time (i) all references in the Notes to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Notes shall mean the Notes as amended by this Amendment, (ii) all references in the Registration Rights Agreement to “the Notes”, “the Initial Notes”, the “Additional Notes”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Notes, the Initial Notes and/or the Additional Notes shall mean the Notes, the Initial Notes and/or the Additional Notes, as applicable, as amended by this Amendment and (iii) all references in the Security Documents and in the other Transaction Documents, to the “Notes” (and corollary references to “thereto”, “thereof”, “thereunder” or words of like import referring to the Notes) shall mean the Notes as amended by this Amendment.

7.

Representations and Warranties. Each Buyer, severally and not jointly, represents and warrants to the Company, and the Company represents and warrants to each Buyer as of the date hereof and as of the Effective Time that: Such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Amendment and to carry out and perform all of its obligations under the terms of this Amendment; This Amendment has been duly executed and delivered on behalf of such Person, and this Amendment constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such Person of this Amendment and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder.

8.	Disclosure.

a.

On or before 9:30 a.m., New York City time, on November 6, 2019, the Company shall file a Current Report on Form 8-K or Form 10-Q describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and reasonably acceptable to the Buyers and attaching this Amendment as an exhibit to such filing.

b.

On or before the before 8:30 a.m., New York City time, on the Disclosure Date, the Company shall issue a press release and/or file a Current Report on Form 8-K or Form 10-Q, in each case, reasonably acceptable to the Buyers, describing any material, nonpublic information of the Company or any of its Subsidiaries that the Buyers or any of their respective Affiliates received during the due diligence of the Buyers or any of their respective Affiliates conducted in connection with a Qualifying Change of Control Due Diligence as described in Section 2 hereof (including all attachments, the “Public Filing”). As of immediately following the filing of the Public Filing with the SEC, no Buyer shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the Public Filing or in prior filings with the SEC. In addition, effective upon the filing of the Public Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, on the one hand, and any of the Buyers or any of their affiliates, on the other hand, including, without limitation, any such confidentiality agreement entered into after the date hereof, shall terminate and be of no further force or effect. As used herein, the “Disclosure Date” means the earlier of (i) August 5, 2020; provided, that in the event the disclosure of such material, non-public information concerning the Company is not at such time, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required, the Company may delay the Disclosure Date to a date not later than August 19, 2020; provided, further, that if the Company executed Qualifying Change of Control Documentation (as defined in the Notes after giving effect to this Amendment) during the period beginning on July 6, 2020, inclusive, and ending on August 5, 2020, inclusive, such date shall be the thirtieth (30th) day immediately following the execution of Qualifying Change of Control Documentation and (ii) the date that is thirty (30) days immediately following the execution of Qualifying Change of Control Documentation.

c.	The Company understands and confirms that the Buyers will rely on the foregoing in effecting transactions in securities of the Company.

9.

Fees and Expenses. The Company shall reimburse counsel to Starboard Value and Opportunity Master Fund Ltd. or its designee(s) its reasonable, actually incurred legal fees and expenses within two (2) Business Days of this Amendment by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company. Except as otherwise set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party.

10.

Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.

Counterparts; Headings. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

12.

Severability. If any provision of this Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Amendment so long as this Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

13.	Amendments. Any amendments or modifications hereto must be executed in writing by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

COMPANY:

COMSCORE, INC.

By:	/s/ Gregory A. Fink
Name:	Gregory A. Fink
Title:	Chief Financial Officer

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

BUYER:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By:	Starboard Value LP, its investment manager

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

BUYER:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By:	Starboard Value LP, its investment manager

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

BUYER:

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

By:	Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

BUYER:

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

By:	Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

BUYER:

STARBOARD VALUE LP, in its capacity as the investment manager of a certain managed account

By:	Starboard Value GP LLC, its general partner

By:	Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Amendment Agreement]